                                                          EXHIBIT 12(a) and (b)
                         ANADARKO PETROLEUM CORPORATION
               CONSOLIDATED STATEMENT OF COMPUTATION OF RATIOS OF
                   EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                Nine Months Ended September 30, 2000 and 1999 and
                       Five Years Ended December 31, 1999

                                   Nine
                               Months Ended
                               September 30                  YEARS ENDED DECEMBER 31
                              --------------      ---------------------------------------------
millions                      2000      1999      1999      1998       1997      1996      1995
                              ----      ----      ----      ----       ----      ----      ----
Gross Income                 $716.0    $ 92.2    $178.9    $ (7.4)    $205.3    $196.8     $65.6
Rentals                        10.6       8.9      11.1      12.5        8.3       4.2       2.5
                             ------    ------    ------    ------     ------    ------     -----
Earnings                      726.6     101.1     190.0       5.1      213.6     201.0      68.1
                             ======    ======    ======    ======     ======    ======     =====

Gross Interest Expense        120.8      71.6      96.1      82.4       62.0      56.0      52.5
Rentals                        10.6       8.9      11.1      12.5        8.3       4.2       2.5
                             ------    ------    ------    ------     ------    ------     -----
Fixed Charges                $131.4    $ 20.5    $107.2    $ 94.9     $ 70.3    $ 60.2     $55.0
                             ======    ======    ======    ======     ======    ======     =====

Preferred Stock
  Dividends                    12.8      12.8      17.1      10.9         --        --        --
                             ------    ------    ------    ------     ------    ------     -----

Combined Fixed Charges
  and Preferred Stock
  Dividends                  $144.2    $ 93.3    $124.3    $105.8     $ 70.3    $ 60.2     $55.0
                             ======    ======    ======    ======     ======    ======     =====

Ratio of Earnings to
  Fixed Charges                5.53      1.26      1.77      0.05       3.04      3.34      1.24
                             ======    ======    ======    ======     ======    ======     =====

Ratio of Earnings to
  Combined Fixed Charges
  and Preferred Stock
  Dividends                    5.04      1.08      1.53      0.05       3.04      3.34      1.24
                             ======    ======    ======    ======     ======    ======     =====

As a result of the Company's net loss in 1998, Anadarko's earnings did not cover fixed charges by $90 million and did not cover combined fixed charges and preferred stock dividends by $101 million.

These ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses and the estimated interest component of rentals. Preferred stock dividends are adjusted to reflect the amount of pretax earnings required for payment.